Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Implant Sciences Corporation
Wilmington, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements of Implant Sciences Corporation on Forms S-3 (No.’s 333-109677, 333-111434, 333-117366, 333-124058, 333-127167, 333-129911) and Forms S-8 (No.’s 333-42816, 333-111117, 333-138292, 333-144892) of our report, dated October 13, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Implant Sciences Corporation  as of June 30, 2011 and 2010 and for the years ended June 30, 2011 and 2010, which report is included in this Annual Report on Form 10-K of Implant Sciences Corporation for the year ended June 30, 2011.

/s/ Marcum LLP
Boston, Massachusetts
October 13, 2011